EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


This Employment Agreement is made and entered into this first day of July, 2000 by and between DHB Capital Group Inc., a Delaware corporation, having its principal office located at 555 Westbury Avenue, Carle Place, New York 11514 (hereafter called the "Employer"), and David H. Brooks, who resides at 20 Red Ground Road, Old Westbury, New York, 11568, (hereafter called the "Employee").


     A. Employer is in the business of managing operating companies it currently owns and of acquiring other businesses.


     B. Employer desires to employ Employee and Employee desires to be employed by Employer, upon terms and conditions hereafter set forth.


In consideration of the mutual covenants set forth, it is hereby agreed as follows:



1. EMPLOYMENT AND DUTIES: Employer agrees to Employ Employee as Chief Executive Officer and Employee agrees to serve Employer in such capacity and to engage in those duties which might reasonable be required of a Chief Executive Officer including but not limited to overseeing operations, Evaluating acquisition candidates and generally doing all the things for the best interest of the Employer, subject to the Direction of the Board of Directors.


2. TERM: Employee's employment hereunder shall be for a period of five (5) years unless terminated pursuant to Section 8 hereof (the "term") commencing the date here written (the "Commencement Date"). Employee will have the option of extending this Agreement for an additional five-year period upon the terms and conditions contained herein. The Employee shall notify the Employer not later than six months prior to the expiration of the initial five-year term.


3. DEVOTION AND ATTENTION: Throughout the term of his employment, employee shall devote the time necessary to carry out the duties, which commensurate with the Employee's position and to the business affairs of the Employer.


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4. COMPENSATION AND BENEFITS: Employee shall receive the following  compensation and  benefits  for services rendered.

   4.1 SALARY. Effective as of the commencement Date, the Employee's annual compensation shall be at a base rate of Five Hundred Thousand dollars ($500,000) per annum, payable semi-monthly. The base rate shall increase Fifty thousand dollars ($50,000) each year on the anniversary of the Commencement Date.

   4.2 BONUS. In addition to the aforementioned salary, the employee shall be entitled to an signing bonus of 750,000 Seven Hundred Fifty Thousand DHB Capital Group Inc. warrants exercisable at $1.00 per share which will Expire July 1, 2010. Additionally the employee shall be entitled to an annual bonus of Seven Hundred Fifty Thousand DHB Capital Group Inc. warrants granted every anniversary year and exercisable at $1.00 per share, which will expire July 1, 2010. All warrants issued shall be with full anti-dilution clauses.

   4.3 VACATION.. During the term hereof, employee shall be entitled to such vacation during the calendar year as the Board of Directors shall specify, but in no events shall the Employee be entitled to less than six (6) weeks paid vacation during the year of employment.

   4.4 FRINGE BENEFITS. In addition to all other compensation to be provided the Employee pursuant to this paragraph 4. Employee shall be entitled to receive or participate in any fringe benefit, which are or may be provided by the employer to its other officers and or its employees. Such benefits are to include health benefits for Employee and his family and life insurance. The Employer owns companies in New York, Florida, Belgium and Tennessee and the Employee is expected to spend considerable time in all locations, therefore the Employer shall pay the expenses associated with the Employee's Florida residence. The Employer shall provide a car and driver For the Employee in all locations.

   4.5 The employee is to utilize his residences to conduct business for the Employer and in this pursuit incurs expenses that will be paid by the Employer (i.e. telephone, information services, delivery services and Entertainment expenses etc.)


5. TERMINATION:   Causes for Termination.

       a) If during the Term of this Agreement the Employee is unable, by Reason of physical or mental disability, to carry out or perform the duties required of him hereafter or a period of at least six (6) consecutive months, the Employer shall have the option, exercisable at such time or any time later during the continuance of such disability, to pay the Employee six (6) months salary and prorated bonus, to



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            terminated  on  written  notice,  which date shall be no sooner than thirty days (3) days after the date of notice given.

       b)   Upon the death of the employee.

       c) Because of any illegal conduct which adversely affects the goodwill or business position of the employer. In such event the Employer shall have the option, upon written notice to notify the Employee. The Employee shall gave seven (7) days to cure.



6. ENFORCEABILITY: If any of this Agreement would be deemed to be invalid or unenforceable for any reason, including, without limitation, the geographic or business scope or the duration thereof, such provision shall be construed in such a way as to make it valid to enforce to the maximum extent as possible. Any invalidity or unenforceability of any provision of this Agreement shall attache only to such provision and shall not effect or render invalid or unenforceable any other provision of this agreement or instrument.


7. NOTICES: All notices, requests, demands and other communications required or permitted to be given under this agreement shall be in writing and shall be deemed sufficiently given when serviced personally on the party to whom notice is given one (1) business day after delivery by a reputable overnight courier, four (4) business days if mailed to the party to whom the notice was given, by first class mail, registered or certified, return receipt requested, postage prepaid, or when sent by telecopy with a copy following by hand or overnight courier or mailed registered or certified, return receipt requested, postage prepaid and properly addressed as follows:


To Employer:                        DHB Capital Group, Inc.
                                    555 Westbury Avenue
                                    Carle Place, NY 11514


To Employee:                        David H. Brooks
                                    20 Red Ground Road
                                    Old Westbury, NY 11568


8. ENTIRE AGREEMENT/MODIFICATION:  This agreement constitutes the full and
   complete   agreement  and  understanding   between  the  parties  hereto  and
   supersedes any and all similar agreements heretofore executed.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written.



/s/ GARY NADELMAN                      /s/ DAVID BROOKS
________________________               ____________________________
Gary Nadelman, Director,               David Brooks
Compensation committee                 Employee



                                       Witness:



                                       /s/ DAWN SCHLEGEL
                                       ____________________________
                                       Dawn Schlegel